Exhibit 99.1

February 26, 2010

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES 2009 RESULTS

Leucadia National Corporation (LUK – NYSE) today announced its operating results for the year ended December 31, 2009.  Net income attributable to Leucadia National Corporation common shareholders was $550,280,000 or $2.25 per diluted common share for the year ended December 31, 2009 as compared to net loss of $(2,535,425,000) or $(11.00) per diluted common share for the year ended December 31, 2008.  Net income attributable to Leucadia National Corporation common shareholders for 2009 and net loss for 2008 also included income from discontinued operations of $26,475,000 or $.11 per diluted common share and $43,886,000 or $.19 per diluted common share, respectively.  Included in the 2008 loss was a charge to income tax expense of $1,672,100,000 that increased the deferred tax valuation allowance to reserve for substantially all of the net deferred tax asset (which includes the Company’s net operating loss carryforwards).

For more information on the Company’s results of operations for 2009, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the Securities and Exchange Commission today.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)

	For the Three Month		For the Year
	Period Ended December 31,		Ended December 31,
	2009	2008	2009	2008
	(Unaudited)

Revenues and other income	$303,535	$166,634	$1,119,002	$1,080,653

Net securities gains (losses)	$(855)	$(106,322)	$(21,106)	$(144,542)

Loss from continuing operations before income taxes
and income (losses) related to associated companies	$(6,899)	$(190,276)	$(250,973)	$(367,955)

Income tax provision	640	1,971,489	7,143	1,673,675

Loss from continuing operations before
income (losses) related to associated companies	(7,539)	(2,161,765)	(258,116)	(2,041,630)

Income (losses) related to associated companies, net of taxes	(86,967)	(599,118)	780,236	(539,068)

Income (loss) from continuing operations	(94,506)	(2,760,883)	522,120	(2,580,698)

Income from discontinued operations, including loss
on disposal, net of taxes	2,670	43,886	26,475	43,886

Net income (loss)	(91,836)	(2,716,997)	548,595	(2,536,812)

Net loss attributable to the noncontrolling interest	901	1,156	1,685	1,387

Net income (loss) attributable to Leucadia National
Corporation common shareholders	$(90,935)	$(2,715,841)	$550,280	$(2,535,425)

Basic earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$(.38)	$(11.72)	$2.17	$(11.19)
Income from discontinued operations, including loss on disposal	.01	.19	.11	.19
Net income (loss)	$(.37)	$(11.53)	$2.28	$(11.00)

Number of shares in calculation	243,170	235,521	241,437	230,494

Diluted earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$(.38)	$(11.72)	$2.14	$(11.19)
Income from discontinued operations, including loss on disposal	.01	.19	.11	.19
Net income (loss)	$(.37)	$(11.53)	$2.25	$(11.00)

Number of shares in calculation	243,170	235,521	247,849	230,494